FOR IMMEDIATE RELEASE - page 1 of 2

          Harold's Stores, Inc. Releases Improved Operating Results For
                  The Second Quarter Ended July 31, 2004
                  Net losses narrowed during the quarter

Dallas, TX - August 24, 2004 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today improved operating results for the second quarter and year-to-date period ended July 31, 2004.

For the second quarter, the Company reported a net loss of $1.2 million, or $0.23 per share, compared to a net loss of $2.2 million, or $0.42 per share, in the same period of the previous year. The prior year results included $462,000 of restructuring expenses associated with store closings. During the year-to-date period ending July 31, 2004, the net loss was $451,000, or $0.19 per share, as compared to a net loss of $4.3 million, or $0.83 per share, in the same period of the prior year. The prior year results included $1.6 million of costs associated with store closings.

"During the second quarter and first half of this year, we saw a solid improvement in our reported operating results, including gross margins," said Hugh Mullins, President and Chief Executive Officer. "Reported gross margins were approximately 35% for the first half of 2004 as compared to about 29% during the same time last year. This increase resulted from greater selling at full price due to the combination of our having more desirable merchandise and our strategy of taking a less promotional stance and conducting more timely clearances. While the second quarter produced a loss, it was greatly reduced from last year's level, despite the fact that the Company's new clearance strategy accelerated more spring and summer merchandise markdowns into the second quarter."

Mr. Mullins continued, "Sales on our spring and summer merchandise collections exceeded our expectations during the first quarter, ultimately causing June's inventory levels and sales to be less than plan. We were able to deliver our early fall merchandise deliveries more heavily into July than last year, allowing us to achieve our needed inventory levels. Thus far into the fall season, we have been pleased with our customers' initial reactions to the merchandise. Our current inventory, even though slightly below last year's levels, consists of a far greater percentage of new fall merchandise and a significantly lower level of clearance inventory than last year."

For the second quarter, the Company's total comparable store sales increased 2.3%. Comparable store sales in the full-price retail stores increased 2.4%, on top of the 12.0% comparable stores sales increase experienced in the second quarter of the prior year. Outlet store comparable sales decreased 0.7%. Net sales for the quarter were $19.3 million, compared to $19.6 million for the same period in the previous year, a decrease of 1.4%. Total sales were nearly the same level as those of last year, despite the closing of unprofitable stores during the prior period.

The Company's total comparable store sales increased 5.7% during the first half, increasing 5.7% in the full-price retail stores and 5.3% in the outlets. Net sales in the first half were $43.5 million as compared to $44.3 million during the prior year, a decrease of 1.8%. Net sales were essentially equal to last year's, despite the closing of eight unprofitable stores during the first six months of the prior year.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2004 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045
                                 - More -
Harold's Earnings Release
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                  HAROLD'S STORES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In Thousands Except Per Share Data)

                                  13 Weeks Ended         26 Weeks Ended
                               July 31,    August 2,  July 31,    August 2,
                                 2004        2003        2004       2003

Sales                                 $           $           $          $
                                 19,290      19,561      43,458     44,255

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items     13,134      13,737      28,271     31,258
shown separately below)

Selling, general and               6,412       6,381      13,669     13,379
administrative expenses

Store closing expenses                -         462           -      1,630

Depreciation and amortization       770         939       1,551      1,908

Interest expense                    203         201         418        428

                                 20,519      21,720      43,909     48,603

Loss before income taxes         (1,229)    (2,159)       (451)    (4,348)

Benefit for income taxes              -           -           -          -

Net loss                               $          $    $  (451)          $
                                 (1,229)    (2,159)                (4,348)

NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS:

Net loss                               $          $    $  (451)          $
                                 (1,229)    (2,159)                (4,348)

Less:  Preferred stock              205         376         746        702
dividends and accretion of
preferred stock issuance
costs

Net loss applicable to common          $          $           $          $
stockholders                     (1,434)    (2,535)     (1,197)    (5,050)

Net loss per common share:
Basic and diluted                      $          $           $          $
                                  (0.23)     (0.42)      (0.19)     (0.83)


Weighted average number of        6,215       6,099       6,214      6,099
common shares - basic


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